Exhibit 10.8 (a)
First Amendment to
Fifth Amended and Restated Key Employee Protection Plan
          Whereas, Sterling Chemicals, Inc., a Delaware corporation (the “Corporation”), currently maintains its Fifth Amended and Restated Key Employee Protection Plan (as amended, the “Existing Plan”);
          Whereas, Section 5.03 of the Existing Plan authorizes and empowers the Board of Directors of the Corporation (the “Board”) to amend the Existing Plan in certain respects; and
          Whereas, the Board desires to amend the Existing Plan as provided in this First Amendment to Fifth Amended and Restated Key Employee Protection Plan (this “Amendment”) and, in furtherance of that desire, the Board has duly authorized and approved this Amendment;
          Now, Therefore, the Existing Plan is hereby amended as follows:
          Section 1. Amendment of Section 2.02 of the Existing Plan. Effective as of January 1, 2009, Section 2.02 of the Existing Plan is hereby amended by amending clause (a)(i) thereof to read in its entirety as follows:
     (i) subject to paragraph (c) below, the Company shall pay to such Participant, (A) within seven days after such Participant’s Termination Date, a lump sum cash payment equal to (x) all unused vacation time accrued by such Participant as of such Participant’s Termination Date under the Company’s vacation policy, plus (y) all accrued but unpaid compensation earned by such Participant as of such Participant’s Termination Date, plus (z) all unpaid vested benefits earned or accrued by such Participant as of such Participant’s Termination Date under any Benefit Plan (other than a “qualified plan” within the meaning of section 401(a) of the Code) in effect immediately prior to the date on which the Change of Control occurs and (B) on the 30th day following such Participant’s Termination Date or, in the event that such Participant’s Termination Date occurred within the 180-day period immediately preceding the occurrence of a Change of Control, on the 30th day after such Change of Control (in either event, the “Payment Date”), a lump sum cash payment (the “Severance Amount”) in an amount equal to (subject to Section 2.04(b)) such Participant’s Annual Compensation as of the applicable Date of Computation times such Participant’s Applicable Multiplier as of the applicable Date of Computation; provided, however, that (x) the Severance Amount shall be reduced by an amount equal to the aggregate amount previously paid to such Participant by the Company as severance (including payments previously made by the Company pursuant to this Section 2.02(a)(i) or Section 2.03), (y) the right of such Participant to receive such Severance Amount, and the obligation of the Company to pay such Severance Amount, is expressly conditioned upon such Participant having executed and delivered to the Company the release referred to in Section 5.06 and any revocation period for such release referred to in Section 5.06 and any revocation period for such release having expired prior to the applicable Payment Date and (z) if the applicable Payment Date is not a business day, the Severance Amount (if required to be made hereunder) shall be paid on the next succeeding business day; and
          Section 2. Further Amendment of Section 2.02 of the Existing Plan. Effective as of January 1, 2009, Section 2.02 of the Existing Plan is hereby amended by adding a new sentence thereto at the end of clause (a)(ii) thereof, to read in its entirety as follows:
Notwithstanding anything to the contrary contained in this Plan, to the extent required by Section 409A of the Code, (x) the reimbursement of any expenses under this Section will be made on or before the last day of the calendar year immediately following the calendar year in which the expense is incurred, (y) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Plan during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year and (z) the right to reimbursement or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.
          Section 3. Amendment of Section 2.03 of the Existing Plan. Effective as of January 1, 2009, Section 2.03 of the Existing Plan is hereby amended by adding a new sentence thereto at the end thereof, to read in its entirety as follows:
For purposes of any Severance Amount paid to a Participant pursuant to this Section 2.03, the Company shall pay the applicable Severance Amount to such Participant on the 30th day following such Participant’s Termination Date; provided, however, that (a) the right of such Participant to receive such Severance Amount, and the obligation of the Company to pay such Severance Amount, is expressly conditioned upon such Participant having executed and delivered to the Company the release referred to in Section 5.06 and any revocation period for such release having expired prior to the applicable payment date and (b) if the applicable payment date is not a business day, the Severance Amount (if required to be made hereunder) shall be paid on the next succeeding business day.
          Section 4. Amendment of Section 2.05 of the Existing Plan. Effective as of January 1, 2009, Section 2.05 of the Existing Plan is hereby amended by amending the second sentence thereof to read in its entirety as follows:
If a Participant is entitled to a Gross-Up Payment under this Section 2.05, the Company shall pay the Participant his or her Gross-Up Payment as soon as administratively practicable but in no event later than the end of the calendar year in which such Participant remits such Excise Tax.

          Section 5. Amendment of Article II of the Existing Plan. Effective as of January 1, 2009, Article II of the Existing Plan is hereby amended by adding a new Section 2.07 thereto, to read in its entirety as follows:
Section 2.07. Compliance With Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and any ambiguous provisions shall be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code. If a provision of this Plan would result in the imposition of earlier or additional taxes under Section 409A of the Code, such provision shall be reformed to avoid the imposition of such taxes. Notwithstanding anything to the contrary contained in this Plan, no Participant shall have any right to determine a date of payment of any amount under this Plan. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment. For purposes of this Plan, “Termination of Employment” shall mean Participant’s “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A of the Code, including the default presumptions thereof. If (a) a Participant is a “specified employee” (as such term is defined in Section 409A of the Code) and (b) any payment due under this Plan is subject to Section 409A of the Code and is required to be delayed under Section 409A of the Code, that payment shall be paid on the earliest date that complies with the requirements of Section 409A of the Code. For purposes of determining the identity of specified employees, the Board may establish procedures as it deems appropriate in accordance with Section 409A of the Code.
          Section 6. Effect of Amendments. Except as amended and modified by this Amendment, the Existing Plan shall continue in full force and effect. The Existing Plan and this Amendment shall be read, taken and construed as one and the same instrument. Upon the effectiveness of this Amendment, each reference in the Existing Plan to “this Plan” shall mean and be a reference to the Existing Plan as amended hereby.
          Section 7. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon the Company, all Successors and the Participants (as such terms are defined in the Existing Plan) and their respective heirs, executors, personal representatives, administrators, successors and assigns.
          Section 8. Severability. Should any clause, sentence, paragraph, subsection or Section of this Amendment be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Amendment, and the part or parts of this Amendment so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.
          Section 9. Governing Law. To The Extent Not Superseded By The Laws Of The United States, This Amendment Shall Be Construed and Enforced in Accordance

With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.
          In Witness Whereof, the Corporation has caused this Amendment to be duly executed in its name and on its behalf by its proper officer thereunto duly authorized on March 12, 2010 but effective as of January 1, 2009.

Sterling Chemicals, Inc.

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